Exhibit 10.20
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU SHOULD
CONSULT WITH AN ATTORNEY BEFORE SIGNING.

SEPARATION AGREEMENT AND RELEASE

        THIS SEPARATION AGREEMENT AND RELEASE ("Agreement") is entered into by and between PPG Industries, Inc. ("PPG”) and Ramaprasad Vadlamannati ("Vadlamannati”) on the date set forth below.
        WHEREAS, Vadlamannati has been employed by PPG Industries, Inc. as Senior Vice President, Operations in Pittsburgh, Pennsylvania;
        AND WHEREAS, Vadlamannati and PPG have discussed the terms and conditions under which Vadlamannati’s employment will end;
        AND WHEREAS, PPG and Vadlamannati wish to set forth their complete agreement and release of claims, by which all matters pertaining to Vadlamannati’s employment with and termination of employment from PPG will be fully and finally resolved;
        NOW, THEREFORE, PPG and Vadlamannati, for good and sufficient consideration, and intending to be legally bound, agree as follows:
1.    CONTINUED EMPLOYMENT/UNPAID LEAVE OF ABSENCE
         Effective October 1, 2024, Vadlamannati shall resign from his position as Senior Vice President, Operations, but shall remain actively employed through December 31, 2024 (the “Transition Period”). During the Transition Period, Vadlamannati shall be available to perform services at the request and/or direction of Tim Knavish. PPG shall pay Vadlamannati for his three weeks of unused 2024 vacation, which shall be included in his December 2024 pay.
        Vadlamannati shall be placed on an unpaid leave of absence from PPG from January 1, 2025 through and including December 31, 2025 (“Unpaid Leave”), in accordance with the following:

(a)During the Unpaid Leave, Vadlamannati will be relieved of his day-to-day duties and will not be required to provide any services to PPG;
(b)During the Unpaid Leave, Vadlamannati shall be eligible to participate in PPG’s Employee Benefit Plans in accordance with the provisions of such Plans, except as provided in paragraph 1(c) below. Vadlamaanati’s applicable monthly contribution for his benefits in the amount of $7,068.00 will be deducted from the first installment of his separation payment described in paragraph 3 below;
(c)Coverage for Vadlamannati under the Salary Continuance, Long-Term Disability and Supplemental Long-Term Disability Plans shall immediately cease upon the commencement of the Unpaid Leave;
(d)The Change in Control Employment Agreement between the parties shall terminate upon the commencement of the Unpaid Leave;
(e)Vadlamannati shall not be eligible for any vacation benefit in 2025; and
(f)Vadlamannati shall be eligible to receive a bonus payment under PPG’s Incentive Compensation and Deferred Income Plan for Key Employees in February 2025 for performance in 2024. For purposes of the calculation of the bonus, Vadlamannati’s performance rating for 2023 shall be rated as “effective.” Vadlamannati shall not be eligible to receive further bonus payments under that Plan.
2.TERMINATION OF EMPLOYMENT/RETIREMENT
        Vadlamannati’s employment with PPG shall terminate effective December 31, 2025, which shall be deemed to be due to a retirement for purposes of the awards issued to him under the PPG Industries, Inc. Omnibus Incentive Plan. The terms and conditions of such awards are as provided in the applicable Restricted Stock Unit Award Agreements, TSR Share

Agreements and Nonqualified Stock Option Award Agreements between Vadlamannati and PPG (“Award Agreements”).
    3.    SEPARATION PAY/FINANCIAL COUNSELING/TAX SERVICES
        (a) PPG shall pay to Vadlamannati, as separation pay, the total amount of $102,000.00, payable in three installments, as follows. The first payment in the amount of $34,000.00, less applicable withholdings, shall be made no sooner than April 1, 2025 and no later than April 15, 2025; the second payment in the amount of $34,000.00, less applicable withholdings, shall be made no sooner than July 1, 2025 and not later than July 15, 2026; and the third payment in the amount of $34,000.00, less applicable withholdings, shall be made no sooner than October 1, 2025 and no later than October 5, 2025.
        (b) At any time after February 28, 2025 and prior to January 1, 2026, the Unpaid Leave and Vadlamannati’s employment may be terminated upon Vadlamannati’s written request. In that event, PPG shall pay any unpaid installments of the separation payment within 15 days of the effective date of such termination. PPG shall also refund to Vadlamannati any unused portion of the premium for his healthcare benefits that were withheld from the first installment of his separation payment.
        (c) PPG shall continue to make available to Vadlamannati, at its expense, financial counseling services provided by Ayco through June 30, 2026.
        (d) PPG shall continue to make available to Vadlamannati, at its expense, tax return support, including assistance in completing his 2024 returns, through Ernst & Young related to his PPG Long-Term Assignment in Switzerland. The tax equalization policy applies to any trailing tax obligations for Vadlamannati’s compensation related to that assignment period.

    4.    NO ADMISSION OF LIABILITY
        Nothing in this Agreement shall be construed as an admission by PPG of any liability, including but not limited to discrimination or unlawful conduct whatsoever, to Vadlamannati.
    5.    RELEASE AND WAIVER OF CLAIMS BY VADLAMANNATI
     (a) Vadlamannati, for himself, his heirs, and anyone else who would have the right to sue on his behalf or in his place (“successors and assigns”), fully and forever releases PPG, its subsidiary and affiliated companies, their respective shareholders, directors, officers, employees and employee benefit plans from all claims, causes of action or obligations of every nature whatsoever, whether known or unknown, arising out of or relating to Vadlamannati’s employment, termination from employment or relating to any other act, event or failure to act that has occurred before the date this Agreement is signed. Examples of the claims which Vadlamannati is giving up by signing this Agreement include, but are not limited to, claims for breach of express or implied contracts, claims of intentional wrongdoing, claims for negligent or reckless wrongdoing, and claims for violation of any federal, state or local law, including laws prohibiting employment discrimination, such as, for example, the federal Age Discrimination in Employment Act (which is referred to hereafter as the “ADEA”).
        (b) By signing this Agreement, Vadlamannati does not release or give up his right to: (i) file a charge of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”) or the Pennsylvania Human Relations Commission (“PHRC”), (ii) file a complaint with any other government agency charged with enforcing any law, (iii) provide assistance or participate in any investigation or hearing conducted by the EEOC, the PHRC or any other government agency charged with enforcing any law, (iv) file a lawsuit to challenge whether or not the release in this Paragraph 5 is valid and effective as to claims of age discrimination under the ADEA, (v) file a lawsuit to enforce this Agreement, or (vi) assert claims that by law cannot be released, like workers’ compensation claims and claims for vested benefits. If a charge of discrimination is filed with the EEOC or PHRC, however, the release in this Paragraph 5 means that Vadlamannati will not be entitled to receive any money or other individual remedy as a result of that charge.
6.    COMPANY PROPERTY
Vadlamannati shall return all Company-owned property, pass cards, credit cards, keys, lap-top computers, thumb drives, cell phones and documents which contain confidential business information, and to retain no copies or reproductions of such information, no later than December 31, 2024.
7.    NON-DISPARAGEMENT
        Vadlamannati agrees that, unless required to do so by legal process, he will not make any disparaging statements to any current, former or potential customers, contractors, vendors or employees of PPG, to any media or to any other person about PPG. A disparaging statement is any communication which, if publicized to another, would be reasonably expected to cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character or product quality of the person or entity to whom or to which the communication relates. Nothing in this paragraph shall be construed as prohibiting Vadlamannati from disclosing information as may be required as part of, or as part of voluntary cooperation with, an investigation by a government agency charged with enforcing any law. For purposes of this Paragraph 7, PPG means PPG Industries, Inc., its subsidiaries and affiliated companies, and their respective directors, officers, and employees.
    8.    VOLUNTARY AGREEMENT
        Vadlamannati acknowledges and agrees that he has entered into this Agreement voluntarily and that no person has made any promises to him to induce him to sign this Agreement other than promises that are contained in this Agreement itself.

        Vadlamannati acknowledges and agrees that the Release and Waiver of rights and claims as set forth in this Agreement are in exchange for valuable consideration which he would not otherwise be entitled to receive but for this Agreement.
        Vadlamannati acknowledges and agrees that he has carefully read and fully understands the provisions of this Agreement, including the release and waiver of claims, that he has had the opportunity to take at least twenty-one (21) days from September 21, 2024, to decide whether he wants to sign this Agreement, and that no one has pressured him to sign the Agreement sooner. The parties agree that changes made to this Agreement, whether material or otherwise, shall not affect the twenty-one (21) day period. In the event that Vadlamannati executes the Agreement prior to the expiration of the twenty-one (21) day period, he does so voluntarily, with full knowledge of his right to consider the Agreement for twenty-one (21) days.
        Vadlamannati acknowledges and agrees that he has been advised in writing that he should consult with an attorney of his own choice prior to executing this Agreement.
    9.    RIGHT TO REVOKE
        Vadlamannati also understands and agrees that he shall have seven (7) days after signing this Agreement to revoke it. If Vadlamannati chooses to revoke this Agreement, he must advise PPG, in writing, of his decision to revoke by e-mail to the PeoplePulse Support Center at the following address: PeoplePulse.Americas@ppg.com. If Vadlamannati does not revoke this Agreement, the Agreement shall become effective and enforceable on the eighth day after he signs the Agreement.
    10.    GENERAL
        (a) This Agreement is the entire agreement between the parties and represents their full and complete understanding regarding the end of Vadlamannati’s employment with PPG. This agreement supersedes all other Agreements between the parties that pertain to Vadlamannati’s employment, termination of employment, or to continuing rights or obligations of the parties with respect to each other, except for the Award Agreements and Vadlamannati’s Employee Agreement with PPG.
        (b) This Agreement shall be binding upon the parties hereto and the parties' heirs, successors and assigns. This Agreement may not be modified except in written document signed by both parties.
        (c) This Agreement shall be construed, interpreted, and applied in accordance with the laws of the Commonwealth of Pennsylvania.
        IN WITNESS WHEREOF, the parties have signed this Agreement on the date or dates set forth below.

Date:    October 14, 2024            /s/Ramaprasad Vadlamanatti                                             Ramaprasad Vadlamannati

                         PPG INDUSTRIES, INC.

Date:    October 4, 2024            By:/s/ Karen P. Rathburn
                         Karen P. Rathburn
                         Karen P. Rathburn